EXHIBIT 99.1

Press Release

GeoPharma Reports 103% Increase in Second Quarter 2006 Revenues; EPS of $0.06

Distribution and Supply Agreement for Mucotrol™ in Place

Largo, FL – October 25, 2005 – GeoPharma, Inc. (NASDAQ:GORX) today reported results for the second quarter and first six months of fiscal 2006, ended September 30, 2005.

Total revenues for the second quarter increased 103% to $12.2 million compared to $6.0 million reported in the second quarter of fiscal 2005. Revenues for the first six months of fiscal 2006 increased 83% to $24.0 million from $13.1 million in the prior year’s period.

Net income for the second quarter was $513,000, or $0.06 per basic share compared to a net loss of $211,000, or $0.03 per basic share for the second quarter of 2005. Net income for the first half of fiscal 2006 increased to $1.1 million or $0.12 per basic share compared to a net loss of $195,000 or $0.03 per basic share in the first half of fiscal 2005.

Mihir Taneja, Chief Executive Officer of GeoPharma, Inc., commented: “Second quarter’s results continue to be strong. Our strategy of developing multiple revenue streams is succeeding and we are benefiting from our significant investments in research and development and sales and marketing. We launched new products and line extensions into our existing distribution network, and are recognizing revenues from veterinary levothyroxine sodium liquid and tablets, which began shipping in early July.”

Research and development expenditures for second quarter totaled approximately $453,000. Approximately $337,000 of this amount was related to equipment and additions for the Company’s Cephalexin plant. Approximately $115,000 of research and development expenses in the quarter was charged as an expense to operations. Total research and development expenditures for the first six months of fiscal 2006 were $1.2 million, and approximately $970,000 of this amount was related to equipment and additions for the Company’s Cephalexin plant. Approximately $200,000 of research and development expenses for the first six months was charged as an expense to operations.

Selling, general and administrative expenses for the second quarter of fiscal 2006 increased to $2.8 million from $1.4 million in the previous year’s quarter. Selling, general and administrative expenses for the first six months of fiscal 2006 increased to $5.4 million from $3.0 million in the previous year’s period. These increases are primarily related to advertising, promotional and slotting expenses related to the Company’s launch of new products and line extensions into its existing distribution network, as well as higher payrolls, insurance and legal expenses.

During the quarter, the Company announced the acquisition of substantially all of the assets of Consolidated Pharmaceutical Group, Inc., an antibiotic manufacturer located in Baltimore, Maryland, through American Antibiotics LLC. The acquisition enables GeoPharma to provide a full range of Beta-Lactum antibiotics to the market. In accordance with the purchase agreement, the sellers and the newly formed American Antibiotics entity are in the process of revitalizing and upgrading the Consolidated Pharmaceuticals facility to ensure compliance with the current regulatory standards of the U.S. Food and Drug Administration (FDA). Commercial production is expected to commence during the second quarter of calendar 2006.

Mr. Taneja noted that the expanded production capabilities of the Consolidated Pharmaceutical plant would enable GeoPharma to continue its strategies surrounding carving out a niche position in a segment dominated by few competitors.

More recently, GeoPharma reported the dismissal of class action litigation relating to Mucotrol™. In addition, the Company announced an exclusive distribution and supply agreement with Cura Pharmaceutical Co. to promote and sell Mucotrol™ in the United States. Cura plans to leverage its expertise to market Mucotrol™ to hospitals with major oncology centers across the country as well as larger private oncology practices and other secondary markets.

“We are very pleased to have the Mucotrol controversy behind us and move forward with this exciting product,” stated Mr. Taneja. “Our achievements of the last six months have positioned us well to deliver continued growth throughout the year and beyond. We will continue to execute on our growth strategy and expand the business through organic product development, selective partnerships and strategic acquisitions.”

GeoPharma will host a conference call to discuss results today at 11:30 (ET) with CEO, Mihir Taneja; President, Dr. Kotha Sekharam and VP/CFO, Carol Dore-Falcone. Interested parties may participate in the conference call by dialing 1-866-383-8108 and entering passcode 41565261, 5 minutes prior to the initiation of the call. A replay of the conference call will be available from 1:30 PM (ET) on October 25, through November 1, by dialing 888-286-8010 and entering passcode 91187855.

GeoPharma, Inc. is a rapidly growing pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. The company’s growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry. GeoPharma’s competitive advantage lies in its ability to circumvent or overcome the challenges in these markets. For more about GeoPharma, Inc., go to our websites at www.onlineihp.com and www.carbslim.com.

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Second Quarter Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total Revenues	$12,221,000	$6,039,000	$23,995,000	$13,093,000
Gross Profit	$2,779,000	$1,351,000	$6,068,000	$3,119,000
SG&A	$2,767,000	$1,469,000	$5,369,000	$2,952,000
Other income / (expense), net	$712,000	$77,000	$702,000	$(26,000)
Income tax benefit (expense)	$(212,000)	$—	$(284,000)	$(14,000)
Preferred Dividends	$75,000	$170,000	$150,000	$321,000
Net income (loss) available to common shareholders	$513,000	$(211,000)	$1,051,000	$(195,000)
Basic earnings (loss) per common share outstanding	$0.06	$(0.03)	$0.12	$(0.03)
Basic weighted average common shares outstanding	8,901,724	7,724,475	8,824,381	7,719,216
Diluted earnings (loss) per common share outstanding	$0.04	$(0.03)	$0.08	$(0.03)
Diluted weighted average common shares outstanding	12,747,697	7,724,475	12,685,900	7,719,216

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